AMENDMENT TO LOAN AGREEMENT

This is an Amendment to a Loan Agreement by and between TOR MINERALS INTERNATIONAL, INC. ("Borrower") and BANK OF AMERICA, N.A. ("Lender").

Borrower and Lender have entered into a Loan Agreement dated August 23, 2002 ("Loan Agreement"). Words which are capitalized herein which are defined in the Loan Agreement shall have the same meanings as in the Loan Agreement, except as otherwise indicated herein.

Borrower has requested Lender to modify the Loan Agreement to revise the wording of the Fixed Charge Coverage Ratio, which Lender is willing to do upon the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, Borrower and Lender agree that the Loan Agreement shall be, and is hereby, amended as follows:
1.	Amendment to Section 4-A(iii). Section 4-A(iii) of the Loan Agreement is amended to read as follows:
iii.

Fixed Charge Coverage Ratio. Borrower agrees to maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.0 with respect to its United States operations, excluding foreign subsidiaries and income. "Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense minus the sum of taxes and dividends, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations. "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization. This ratio will be calculated at the end of each reporting period for which Lender requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the date 12 months prior to the current financial statement.

2.

Financial Statements; Litigation. Borrower represent to Lender that all financial statements which have been furnished to Lender are correct and complete in all respects, and accurately represent the financial condition of Borrower on the dates thereof and for the periods specified therein, and that no material adverse change has occurred since the latest of such financial statements. No litigation, arbitration proceedings or governmental or regulatory proceedings are pending or threatened against Borrower which, if adversely determined, would be likely to adversely affect their financial condition or the legality, validity or enforceability of the Loan Agreement as amended herein or Loan Documents.

3.

Prior Documents. Borrower ratifies and confirms that all of the representations and warranties, covenants, events of default and other provisions set forth in the Loan Agreement as modified herein are true and correct, and remain in full force and effect as of the date hereof. Borrower further ratifies and confirms that all of the Loan Documents shall remain in full force and effect as modified until the Loans are paid in full.

4.	ARBITRATION
A.

This section concerns the resolution of any controversies or claims between the Borrower and/or any Guarantor and the Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); (ii) any document related to this Agreement; and/or (iii) any act or omission of Lender with respect to Borrower and/or any Guarantor, including but not limited to claims of usury and claims based on or arising out of an alleged tort.

B.

At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

C.

Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this section. In the event of any inconsistency, the terms of this section shall control.

D.

The arbitration shall be administered by JAMS and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in Texas. All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

E.

The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

F.

This section does not limit the right of the Borrower to the Lender to (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) actin a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

G.

The provisions of this section shall be irrevocable and are enforceable by specific performance. All parties agree to maintain the confidentiality of the proceedings, any discovery and all evidence presented. The award of the arbitrator(s) shall be final and binding.

5.

THE WRITTEN LOAN AGREEMENT AS AMENDED AND ALL CURRENTLY AND PREVIOUSLY EXECUTED LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

DATED: As of December 30, 2002.	By:	BORROWER: TOR MINERALS INTERNATIONAL, INC. RICHARD L. BOWERS Richard L. Bowers, President and Chief Executive Officer
	By:	LENDER: BANK OF AMERICA, N.A. WILLIAM D. WHITELY William D. Whiteley, Senior Vice President